Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT:

Adrienne Chance

SVP, Communications

press@spartannash.com

INVESTOR CONTACT:

Kayleigh Campbell

Head of Investor Relations

kayleigh.campbell@spartannash.com

SpartanNash Appoints New Independent Director as
Part of Ongoing Board Refreshment

Seasoned retail and grocery distribution executive Dorlisa Flur brings extensive strategic transformation expertise to the food solutions company

GRAND RAPIDS, Mich. – July 29, 2024 – Food solutions company SpartanNash (the “Company”) (Nasdaq: SPTN) today announced that Dorlisa Flur has joined its Board of Directors (the “Board”) as an independent director. Flur brings extensive experience in grocery distribution, retail, warehousing and logistics for multi-unit, multi-billion-dollar enterprises operating in public, private and private equity environments.

Flur has served as an independent strategic advisor to the leadership of Southeastern Grocers, Inc. (SEG), the $8.5 billion parent company of Winn-Dixie and Harveys Supermarket, since 2018. From 2016 until 2018, Flur championed the company’s successful restructuring as SEG’s former Chief Strategy and Transformation Officer. Prior to SEG, Flur was Executive Vice President, Omnichannel for leading department store chain Belk and Vice Chair, Strategy and Chief Administrative Officer for Family Dollar Stores, Inc. Earlier in her career, Flur spent 16 years with global management consulting partners McKinsey & Company.

Flur is an independent corporate director on the boards of Sally Beauty Holdings, Inc., United States Cold Storage, Inc., and BlueCross BlueShield NC and participates on various committees for each. From 2019 to 2024, Flur also previously served on the board of Hibbett, Inc. as an independent director. In 2020, Flur earned the NACD Directorship Certified™ credential and was recognized in Directors & Boards’ 2021 Directors to Watch and among the NACD Directorship 100™ in 2022.

“Dorlisa is a proven corporate executive and highly experienced board director in the food distribution, logistics and retail industries. Her success leading large-scale transformations that have resulted in long-term sustainable growth and value creation makes her a strategic addition to the SpartanNash Board,” said SpartanNash Chairman Douglas Hacker.

Flur is the third independent director joining the Board since 2023, following the appointments of Kerrie MacPherson and Fred Bentley. The Board now comprises nine directors – seven of whom have been appointed in the last five years – and eight of whom are independent.

Exhibit 99.1

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a food solutions company that delivers the ingredients for a better life. Committed to fostering a People First culture, the SpartanNash family of Associates is 17,000 strong. SpartanNash operates two complementary business segments – food wholesale and grocery retail. Its global supply chain network serves wholesale customers that include independent and chain grocers, national retail brands, e-commerce platforms, and U.S. military commissaries and exchanges. The Company distributes products for every aisle in the grocery store, from fresh produce to household goods to its OwnBrands, which include the Our Family® portfolio of products. On the retail side, SpartanNash operates 147 brick-and-mortar grocery stores, primarily under the banners of Family Fare, Martin's Super Markets and D&W Fresh Market, in addition to dozens of pharmacies and fuel centers. Leveraging insights and solutions across its segments, SpartanNash offers a full suite of support services for independent grocers. For more information, visit spartannash.com.

# # #